Exhibit 99.1

FOR IMMEDIATE RELEASE: JANUARY 31, 2005

LEGGETT REPORTS FOURTH QUARTER EPS OF $.33

Carthage, MO, January 31 —-

•	Record fourth quarter sales of $1.28 billion, a 12% increase over 4Q 2003.

•	Fourth quarter EPS of $.33, up 10% over 4Q 2003.

•	Record full year revenues of $5.09 billion, up 16% vs. 2003; organic growth of 12%.

•	Full year 2004 EPS of $1.45, a 38% increase from 2003.

•	At year end, $491 million of cash on hand; net debt-to-cap at 21.9%.

•	2005 guidance: EPS of $1.50-$1.70, on 6% - 10% sales growth.

•	1Q 2005 guidance: EPS of $.33-$.38, on approximately flat sequential sales.

Fortune 500 diversified manufacturer Leggett & Platt reported earnings of $.33 per diluted share for the fourth quarter, a 10% gain over the $.30 attained in the fourth quarter of the prior year. The quarter included several uncommon items, as follows: gains on asset sales and a reduced tax rate (resulting primarily from the mix of domestic and foreign earnings) contributed nearly 5 cents to EPS in the quarter, but were more than offset by a LIFO expense of almost 7 cents per share.

Record fourth quarter sales of $1.28 billion were 12% higher than in the fourth quarter 2003, with acquisitions contributing modestly. Same location sales increased 11%, almost solely due to inflation (primarily in steel costs). Overall unit volume was essentially flat.

Gross margin was down in the fourth quarter, due to two factors. First, inflation-related growth (e.g. passing along higher steel costs) achieves only a nominal margin, much lower than that typically earned on unit volume growth. Since sales growth in the quarter was primarily inflation-related, the company’s average margin declined. Second, in prior quarters of 2004 the LIFO expense was offset by sequential increases in average product sales prices; however, that offset did not occur in the fourth quarter. Together, these two factors depressed gross margin by over 200 basis points. The company expects to return to more typical gross margins in the first quarter of 2005.

Record Full Year Sales

Record full year sales of $5.09 billion were 16% higher than in 2003, with acquisitions contributing 4% of the growth. Same location sales increased almost 12%, the strongest pace since 1993. Approximately two-thirds of the organic growth is attributable to inflation (primarily due to higher steel costs).

Full year EPS increased 38%, from $1.05 in 2003 to $1.45 in 2004. The earnings increase is primarily the result of higher sales, but a full year’s production at the steel rod mill and an improved Fixture & Display margin also helped.

2004: A Good Year

Felix E. Wright, Chairman and CEO said, “2004 was a very good year for Leggett’s investors. Our stock price rose 31% during the year, and traded at an all-time high of $30.68 in December. Sales exceeded our prior record by 16%, and per share earnings improved substantially. We generated almost $350 million in cash from operations, reduced net debt, and again increased dividends. We remain one of only two Fortune 500 firms to have increased dividends for at least 33 consecutive years at a compound annual growth rate of over 14%.

“Compared to one year ago, the fourth quarter benefited from sales growth, full production at our steel mill, a lower tax rate, and gains on asset sales. Offsets included unit volume declines in some product lines (primarily innersprings and wire) and significant LIFO expenses. The impact of these two negative factors should diminish significantly in the first quarter of 2005.

“We are optimistic about 2005, and expect to post record sales and earnings this year. Our executives feel strongly enough about the company’s prospects that 90 of them made a decision (in December) to forego some or all of their 2005 cash compensation (collectively $9 million), and instead receive either Leggett stock or stock options.”

3 Small Acquisitions

During the quarter the company acquired three small firms that will add about $22 million to annual sales. For the year, Leggett completed 9 acquisitions that should add about $72 million to annual revenue.

2005 Outlook: $1.50-$1.70 EPS

Earnings growth in 2005 will be primarily influenced by three factors: organic sales growth, the direction of raw material costs, and the extent of improvement in the Fixture and Display operations. For planning purposes, the company is assuming 2005 total sales growth of 6% - 10%, with organic growth contributing 4% - 6%, and acquisitions adding 2% - 4% to annual revenue.

For 2005 the company expects costs for raw materials, including steel, to stabilize; however, unanticipated price swings could significantly affect earnings. For example, Leggett purchases about 1.3 million tons of steel annually, accounting for approximately 17% of the company’s cost of goods sold. In 2004, inflation caused the company to pay over $200 million more for steel than it did in 2003.

The company expects a 200–250 basis point improvement in the Commercial segment EBIT margin for the full year. Most of the segment’s margin improvement should come from the Fixture and Display operations. Incorporating all the factors above, the company’s earnings guidance for full year 2005 is $1.50-$1.70 per share.

For the first quarter, Leggett anticipates that sales will be roughly equivalent to 4Q 2004 sales (which would equate to about 8% sales growth versus 1Q 2004). The fourth quarter’s low tax rate and gains on assets sales should not recur in the first quarter, but neither should the LIFO expense. Based on these assumptions, the company expects earnings of $.33-$.38 per share for the first quarter.

Management will discuss these results in a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on February 1. The webcast can be accessed (live or replay) from the Investor Relations section of Leggett’s website at www.leggett.com. The dial-in number is (973) 935-8505; there is no passcode. First quarter results will be released after the market closes on April 21, 2005, with a conference call the next morning.

SEGMENT RESULTS – Fourth Quarter 2004 (versus 4Q 2003)

Residential Furnishings – Total sales increased $57 million, or 10%. Increased unit sales of mechanisms for upholstered furniture were more than offset by declines in other areas, including U.S. innerspring unit sales. Inflation alone enhanced revenue by 10%, but that incremental revenue brought little margin. EBIT (earnings before interest and income taxes) was $56.4 million (including $3.8 million from asset sales), a decrease of $1.5 million, or 3%. EBIT improvement from higher sales, prior cost reduction and plant consolidation efforts, and asset sales was more than offset by lower capacity utilization, higher raw material costs, and changes in product mix.

Commercial Fixturing and Components – Total sales increased $13 million, or 5%, primarily due to inflation. EBIT nearly doubled, from $4.4 million last year to $8.3 million this year, from implementation of the company’s tactical plan, and a $1.7 million gain on sale of assets. Inflation related sales increases brought little margin. EBIT improvements were partially offset by higher raw material costs.

Aluminum Products – Total sales increased $9 million, or 8%, solely from increased same location sales. EBIT increased 8%, or $0.7 million, with increases from higher sales partially offset by inflation in aluminum costs.

Industrial Materials – Total sales increased $58 million, or 38%, solely from same location sales increases. Unit volume declined 15%, but was more than offset by inflation. The $18.2 million EBIT improvement resulted from full utilization of the Sterling rod mill (versus 2003’s ramp up), and an above-average steel rod-to-scrap price spread (which benefited the rod mill). Inflation-related sales increases brought little margin, and were offset by unit volume declines.

Specialized Products – Total sales increased $19 million, or 14%. Same location sales increased 6% (roughly 2/3 of that from currency rate changes). Acquisitions contributed almost $11 million, or 8%, of the sales growth. EBIT declined 7%, or $1.1 million, as modestly higher unit volume was more than offset by higher raw material costs, currency rate changes, and other factors.

SEGMENT RESULTS – Full Year 2004 (versus 2003)

Residential Furnishings – Total sales increased $295 million, or 14%, and incorporate an 11% increase in same location sales. Unit volume increased 3%, and inflation contributed the bulk of the remaining same location sales growth. EBIT increased 27%, or $57 million. Sales-related income increases, a FIFO benefit, and $6.8 million in gains from asset sales were partially offset by the impact of currency rates, higher raw material costs, and modest restructuring expenses.

Commercial Fixturing and Components – Total sales increased $113 million, or 12%, with acquisitions accounting for the bulk of the increase. Same location sales increased 2%, with inflation more than offsetting a 2% unit volume decline. EBIT more than doubled, from $27 million in 2003 to $55 million in 2004. Improved EBIT was the result of tactical plan cost savings, non-recurrence of 2003’s inventory write-downs, higher sales, and a $2.9 million gain on asset sales; these items were partially offset by higher raw material costs, currency rate impacts and modest restructuring charges.

Aluminum Products – Total sales increased $55 million, or 12%, solely from organic growth. Unit volume was up 9%, and inflation contributed the balance of the sales growth. EBIT increased 28%, or $10 million. The earnings gain resulted primarily from higher sales, and was partially offset by raw material cost inflation.

Industrial Materials – Total sales increased $239 million, or 41%, almost solely due to inflation. EBIT increased significantly due to higher sales, full utilization of the Sterling rod mill (versus 2003’s ramp up), and an above-average steel rod-to-scrap price spread (which benefited the rod mill).

Specialized Products – Total sales increased $77 million, or 16%, with organic growth and acquisitions contributing almost equally. EBIT decreased $2 million, or 3%, as sales-related gains were more than offset by currency impacts, higher raw material costs, and other factors including restructuring, depreciation, and new product development.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a Fortune 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in virtually every home, office, retail store, and automobile. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 122-year-old firm is composed of 29 business units, 33,000 employee-partners, and more than 300 facilities located in over 20 countries. Leggett possesses the second-best Fortune 500 dividend growth record (90-fold growth via 33 consecutive annual increases at 14% CAGR), has grown sales and earnings at a 15% annual average since going public in 1967, consistently posts top half performance among the Fortune 500, and sets a high standard for financial transparency and quality of earnings (including conservative pension plan assumptions, and expensing of stock options).

Leggett & Platt is North America’s leading independent manufacturer of the following: a) components for residential furniture and bedding; b) retail store fixtures and point of purchase displays; c) components for office furniture; d) non-automotive aluminum die castings; e) drawn steel wire; f) automotive seat support and lumbar systems; g) carpet underlay; h) adjustable beds; and i) bedding industry machinery for wire forming, sewing and quilting. Primary raw materials include steel and aluminum. Main operations include metal stamping, forming, casting, machining, coating, welding, wire drawing, and assembly.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President, or Susan R. McCoy, Director

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

LEGGETT & PLATT	Page 5 of 6	January 31, 2005

RESULTS OF OPERATIONS

	FOURTH QUARTER			YEAR TO DATE
(in millions, except per share data.)	2004	2003	Change	2004	2003	Change
Net sales	$1,282.2	$1,141.2	12.4%	$5,085.5	$4,388.2	15.9%
Cost of goods sold	1,067.4	929.3		4,169.7	3,616.5

Gross profit	214.8	211.9		915.8	771.7
Selling & administrative expenses	121.1	109.4	11%	460.2	409.9	12%
Other deductions, net of income	(7.4)	4.2		(6.1)	6.5

Earnings before interest and taxes	101.1	98.3	3%	461.7	355.3	30%
Interest expense	11.6	12.2		45.9	46.9
Interest income	2.6	1.9		6.8	6.7

Earnings before income taxes	92.1	88.0		422.6	315.1
Income taxes	26.5	29.0		137.2	109.2

Net earnings	$65.6	$59.0	11%	$285.4	$205.9	39%

Earnings per share
Basic	$0.34	$0.30		$1.46	$1.05
Diluted	$0.33	$0.30	10%	$1.45	$1.05	38%
Average shares outstanding
Basic	195.3	196.0		195.7	196.5
Diluted	196.6	196.5		196.9	197.0

CASH FLOW

	FOURTH QUARTER			YEAR TO DATE
(in millions.)	2004	2003	Change	2004	2003	Change
Net Earnings	$65.6	$59.0		$285.4	$205.9
Depreciation and Amortization	43.8	44.9		177.2	167.0
Working Capital decrease (increase)	(22.1)	7.8		(110.9)	(0.8)
Other operating activity	4.1	17.6		(5.6)	23.2

Net Cash from Operating Activity	$91.4	$129.3	(29)%	$346.1	$395.3	(12)%
Additions to PP&E	(52.2)	(40.8)	31%	(157.1)	(136.6)	16%
Purchase of companies, net of cash	(6.6)	(57.4)		(46.4)	(120.4)
Additions (payments) to Debt, net	174.4	(30.1)		55.4	211.4
Dividends paid	(28.9)	(26.9)		(109.9)	(102.7)
Repurchase of Common Stock, net	(14.7)	(5.6)		(73.8)	(79.0)
Other	20.9	2.8		33.1	50.9

Increase (Decr.) in Cash & Equiv.	$184.3	$(28.7)		$47.4	$218.9

FINANCIAL POSITION

				December 31
(in millions.)				2004	2003	Change
Cash and equivalents				$491.3	$443.9
Receivables				790.7	680.7	16%
Inventories				705.7	628.3	12%
Other current assets				77.1	66.5

Total current assets				2,064.8	1,819.4
Net fixed assets				960.7	967.1	(1)%
Other assets				1,171.7	1,103.2	6%

TOTAL ASSETS				$4,197.2	$3,889.7

Trade accounts payable				$224.4	$195.2	15%
Current debt maturities				401.3	119.4
Other current liabilities				333.9	311.3	7%

Total current liabilities				959.6	625.9	53%
Long term debt				779.4	1,012.2	(23)%
Deferred taxes and other liabilities				145.1	137.6
Shareholders’ equity				2,313.1	2,114.0	9%

Total Capitalization				3,237.6	3,263.8

TOTAL LIABILITIES & EQUITY				$4,197.2	$3,889.7

Modified Working Capital / Sales *				19.8%	19.0%
Net Debt to Net Capital **				21.9%	23.4%

*	Modified Working Capital = Working Capital - Cash & Equivalents + Current Debt Maturities. Sales are annualized quarterly sales.
**	Net Debt = Long Term Debt + Current Debt Maturities - Cash & Equivalents. Net Capital = Total Capitalization + Current Debt Maturities - Cash & Equivalents. These adjustments enable meaningful comparison to historical periods (when cash balances and current debt maturities were much smaller).

LEGGETT & PLATT	Page 6 of 6	January 31, 2005

SEGMENT RESULTS

	FOURTH QUARTER			YEAR TO DATE
(in millions.)	2004	2003**	Change	2004	2003**	Change
External Sales
Residential Furnishings	$617.8	$562.7	9.8%	$2,467.5	$2,180.1	13.2%
Commercial Fixturing & Components	258.8	245.8	5.3%	1,072.2	957.8	11.9%
Aluminum Products	121.0	112.0	8.0%	505.7	453.5	11.5%
Industrial Materials	143.4	99.6	44.0%	530.3	369.2	43.6%
Specialized Products	141.2	121.1	16.6%	509.8	427.6	19.2%

Total	$1,282.2	$1,141.2	12.4%	$5,085.5	$4,388.2	15.9%

Inter-Segment Sales
Residential Furnishings	$3.7	$1.3		$14.1	$6.3
Commercial Fixturing & Components	1.4	1.4		6.0	7.2
Aluminum Products	3.7	3.7		16.0	13.2
Industrial Materials	67.2	53.1		287.2	209.6
Specialized Products	12.7	13.8		54.0	58.8

Total	$88.7	$73.3		$377.3	$295.1

Total Sales
Residential Furnishings	$621.5	$564.0	10.2%	$2,481.6	$2,186.4	13.5%
Commercial Fixturing & Components	260.2	247.2	5.3%	1,078.2	965.0	11.7%
Aluminum Products	124.7	115.7	7.8%	521.7	466.7	11.8%
Industrial Materials	210.6	152.7	37.9%	817.5	578.8	41.2%
Specialized Products	153.9	134.9	14.1%	563.8	486.4	15.9%

Total	$1,370.9	$1,214.5	12.9%	$5,462.8	$4,683.3	16.6%

EBIT
Residential Furnishings	$56.4	$57.9	(3)%	$265.0	$208.5	27%
Commercial Fixturing & Components	8.3	4.4	89%	55.3	26.8	106%
Aluminum Products	9.3	8.6	8%	45.5	35.6	28%
Industrial Materials	30.4	12.2	149%	121.5	37.7	222%
Specialized Products	14.0	15.1	(7)%	50.5	52.3	(3)%
Intersegment eliminations	2.7	(0.2)		0.4	(3.8)
Change in LIFO reserve	(20.0)	0.3		(76.5)	(1.8)

Total	$101.1	$98.3	3%	$461.7	$355.3	30%

EBIT Margin *			Basis Pts			Basis Pts
Residential Furnishings	9.1%	10.3%	(120)	10.7%	9.5%	120
Commercial Fixturing & Components	3.2%	1.8%	140	5.1%	2.8%	230
Aluminum Products	7.5%	7.4%	10	8.7%	7.6%	110
Industrial Materials	14.4%	8.0%	640	14.9%	6.5%	840
Specialized Products	9.1%	11.2%	(210)	9.0%	10.8%	(180)

Overall	7.9%	8.6%	(70)	9.1%	8.1%	100

*       Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.

**     Segment figures for 2003 are restated for an organizational move of two small operations from Residential to Specialized.

LAST SIX QUARTERS
	2003		2004
	3Q	4Q	1Q	2Q	3Q	4Q
Selected Figures
Trade Sales ($ million)	1,157	1,141	1,187	1,278	1,338	1,282
Sales Growth (vs. prior year)	3.2%	12.7%	14.4%	21.4%	15.7%	12.4%

EBIT ($ million)	89.5	98.3	103.3	126.8	130.5	101.1
EBIT Margin	7.7%	8.6%	8.7%	9.9%	9.8%	7.9%

Net Earnings ($ million)	50.8	59.0	62.8	76.8	80.2	65.6
Net Margin	4.4%	5.2%	5.3%	6.0%	6.0%	5.1%

EPS (diluted)	$0.26	$0.30	$0.32	$0.39	$0.41	$0.33

Cash from Operations ($ million)	143	129	81	91	83	91
Debt to Total Cap (net of cash & curr. debt)	24.1%	23.4%	23.3%	22.9%	22.8%	21.9%

	3Q	4Q	1Q	2Q	3Q	4Q
Same Location Sales (vs. prior year)
Residential Furnishings	3.5%	7.8%	10.3%	13.3%	10.8%	8.7%
Commercial Fixturing & Components	(3.7)%	10.6%	0.3%	(0.3)%	3.0%	5.1%
Aluminum Products	0.2%	11.0%	5.7%	18.2%	16.3%	7.7%
Industrial Materials	(8.1)%	5.7%	16.6%	54.3%	57.6%	37.9%
Specialized Products	4.5%	11.6%	11.0%	8.7%	9.0%	6.2%
Overall	0.5%	8.7%	8.5%	14.0%	13.1%	10.7%